SYNERGISTIC HOLDINGS CORP. AND SUBSIDIARY
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
EXHIBIT 11


                                                          (UNAUDITED)
                                            Quarter Ended             Six Months Ended
                                     -------------------------   --------------------------
                                       June 30,     June 30,       June 30,      June 30,
                                         1996         1995           1996          1995
                                     -----------  ------------   ------------  ------------
EARNINGS PER SHARE

Net loss                               ($56,202)  ($1,040,086)   ($404,389)    ($1,847,737)
                                     ----------   -----------    ---------     -----------
                                     ----------   -----------    ---------     -----------

Total weighted average shares and
share equivalents outstanding:        5,949,535     3,085,000    4,517,268       3,085,000
                                     ----------   -----------    ---------     -----------
                                     ----------   -----------    ---------     -----------

LOSS PER SHARE
AND EQUIVALENT SHARE

Net loss per share                        ($.01)        ($.34)       ($.09)          ($.60)
                                     ----------   -----------    ---------     -----------
                                     ----------   -----------    ---------     -----------


NOTE: Fully diluted earnings per share approximates primary earnings per share as applicable. Common Stock equivalents relating to stock options and warrants have been excluded in determining per share data for the six months ended June 30, 1996 and 1995 as they are antidilutive.


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